Exhibit 99.1
                           Explanation of Responses

1. As described in the Schedule 13D/A (the "13D/A") filed with the Securities and Exchange Commission by Sigma Capital Management, LLC (an investment manager to the Reporting Person) on October 17, 2006 with respect to the Issuer's securities, D. E. Shaw Laminar Portfolios, L.L.C. ("Shaw"), Goldman, Sachs & Co. ("Goldman"), and Par IV Capital Management LLC (together with Shaw and Goldman, the "Non-Affiliated Funds"), the Reporting Person and the Issuer entered into an Equity Commitment Agreement, which agreement is more fully described in the 13D/A. By reason of the execution of the Equity Commitment Agreement, the Reporting Person and the Non-Affiliated Funds may be deemed to be members of a group within the meaning of Rule 13d-5(b) promulgated under the Securities Exchange Act of 1934, as amended, with regard to their respective interests in equity securities of the Issuer. The amount of the Issuer's securities held by the Reporting Person as reported herein does not include the holdings of any of the Non-Affiliated Funds and the Reporting Person disclaims any pecuniary interest in the Issuer's securities held by the Non-Affiliated Funds.